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EXHIBIT 11.1

                         STATEMENT REGARDING COMPUTATION
                              OF PER SHARE EARNINGS

                                                       Year ended December 31,

                                                        1996            1995
                                                    -----------     -----------
Net income per share:
  Weighted-average shares outstanding                 1,407,688       1,407,688
                                                    ===========     ===========
  Net income per share                              $      1.57     $      1.49
                                                    ===========     ===========

Primary earnings per share:
  Weighted-average shares outstanding                 1,407,688       1,407,688
  Dilutive warrants                                     463,235         463,235
  Dilutive stock options                                 41,225          41,225
  Repurchased under treasury stock method(1)           (281,538)       (281,538)
                                                    -----------     -----------
                                                      1,630,610       1,630,610
                                                    ===========     ===========

Net income                                          $ 2,208,000     $ 2,101,000
Imputed interest income under the
  treasury stock method (net of tax)                     42,000          68,000
                                                    -----------     -----------
Imputed net income                                  $ 2,250,000     $ 2,169,000
                                                    ===========     ===========
Net income per share                                $      1.38     $      1.33
                                                    ===========     ===========



(1) Dilutive warrants and options calculated up to 20% of total shares outstanding in the applicable periods.